EXHIBIT 5.1

                   OPINION OF MALIZIA SPIDI & FISCH, PC AS TO
                THE VALIDITY OF THE COMMON STOCK BEING REGISTERED

April 19, 2000

Board of Directors
CCF Holding Company
101 North Main Street
Jonesboro, Georgia  30236

            RE:            Registration Statement on Form S-8:
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                           CCF Holding Company 2000 Stock Option Plan

Ladies and Gentlemen:

         We have acted as special counsel to CCF Holding Company, a Georgia corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 80,000 shares of common stock, par value $.10 per share (the "Common Stock") of the Company which may be issued upon the exercise of options granted or which may be granted under the CCF Holding Company 2000 Stock Option Plan (the "Plan"), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                   Sincerely,



                                   /s/Malizia Spidi & Fisch, PC
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                                   Malizia Spidi & Fisch, PC